Exhibit (a)(1)(C)

WELCOME TO THE EXELIXIS

STOCK OPTION EXCHANGE PROGRAM WEBSITE

Details of the Exelixis Stock Option Exchange Program are set forth in the Offer to Exchange and related documents below. Exelixis strongly encourages you to review all the materials.

Offer to Exchange

Town Hall Meeting Presentation

Frequently Asked Questions

To login to your Offer to Exchange account,

please click on the “Continue” button below.

THE OFFER EXPIRES AT 8:00 PM U.S. EASTERN TIME ON AUGUST 4, 2009, UNLESS THE OFFER IS EXTENTED

These documents are in Adobe Portable Document Format (PDF). You will need Adobe Acrobat Reader software to read the files. If you do not have Acrobat, please click on the icon to download the software or contact your local IT support.

If you have questions, please contact BNY Mellon Shareowner Services Customer Service Center, available Monday through Friday between the hours of 9:00 AM to 8:00 PM U.S. Eastern Time at the numbers below:

From within the United States 1-866-222-8410

From outside the United States 201-680-6579

or Email Questions to: optionexchange@exelixis.com

Offer to Exchange

Town Hall Meeting

Presentation Frequently Asked Questions

Enter your 9-digit Personal Identification Number (“PIN”) that you received via e-mail on July 7, 2009. Please do not enter spaces.

If you do not have your PIN, please contact BNY Mellon Shareowner Services Customer Service Center at the numbers and during the times identified below, or Email optionexchange@exelixis.com.

If you have questions, please contact BNY Mellon Shareowner Services Customer Service Center, available Monday through Friday between the hours of 9:00 AM to 8:00 PM U.S. Eastern Time at the numbers below:

From within the United States 1-866-222-8410

From outside the United States 201-680-6579

or Email Questions to: optionexchange@exelixis.com

EXELIXIS STOCK OPTION EXCHANGE PROGRAM

ELECTION FORM

Offer to Exchange

Town Hall Meeting Presentation

Frequently Asked Questions

Employee Name: FIRST LAST

Date: [DATE]

THE OFFER EXPIRES AT 8:00 P.M., U.S. EASTERN TIME ON AUGUST 4, 2009, UNLESS THE OFFER IS EXTENDED

Before submitting this Election Form, please make sure you have received, read and understand all of the Offer documents for the offer to Exchange Outstanding Options to Purchase Common Stock referred to as the “Offer” or “Offer to Exchange”, including (1) the Offer to Exchange Outstanding Options to purchase Common Stock, the Summary Term Sheet, the related cover letter, the Glossary and the Questions and Answers; (2) the e-mail from the Exelixis Option Exchange Administrator, dated July 7, 2009; (3) the Frequently Asked Questions; (4) the Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”); (5) this Election Form; and (6) the Agreement to Terms of Election before completing and submitting your election decision. The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible employees who hold eligible stock options the opportunity to exchange those options for replacement options as set forth in Section 1 of the Offer to Exchange. This Offer expires at 8:00 p.m., U.S. Eastern Time on August 4, 2009, unless the Offer is extended.

PLEASE FOLLOW THE INSTRUCTIONS SET FORTH BELOW

If you wish to participate in the Offer, please check the “Exchange” box in the “Make ONE Election for Each Eligible Option Grant” column. Please note that if the “Do Not Exchange” box is checked under the “Make ONE Election for Each Eligible Option Grant” column, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms. Please note that if you chose to participate in the Offer, you must exchange the entire unexercised portion of the Eligible Option you wish to exchange.

Eligible Option Grant Number

Grant Date

Shares Subject to Eligible Options

Exercise Price Per Share

Exchange Ratio

Total Number of Shares Subject to Replacement Options to be Granted

Make ONE Election for Each Eligible Option Grant

Decision Matrix

Vested Shares

Unvested Shares

One-Year Vesting Schedule*

Three-Year Vesting Schedule**

999999 / A99999 1/3/2008 75 125 $8.7400 1.25 to 1 60 100 Exchange Do Not Exchange Model

999998 7/2/2007 824 826 $12.1000 4 to 1 206 207 Exchange Do Not Exchange Model

999997 11/2/2000 33,600 0 $22.0630 90 to 1 373 0 Exchange Do Not Exchange Model

* Replacement Options granted in exchange for vested shares subject to Eligible Options shall be 100% vested on the one-year anniversary following the date the Replacement Options are granted. Please see Section 9 of the Offer to Exchange Outstanding Options to Purchase Common Stock for additional information.

** Replacement Options granted in exchange for unvested shares subject to Eligible Options shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted, and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments. Please see Section 9 of the Offer to Exchange Outstanding Options to Purchase Common Stock for additional information.

You must submit this Election Form by in accordance with the Instructions set forth below. Before submitting your Election Form, you must review the Agreement to Terms of Election and acknowledge your acceptance of the terms by checking the box below.

I have read and agree to the Agreement to Terms of Election

In making this election, you agree that Exelixis may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Offer. Such personal data may be transferred to Exelixis and to any third parties assisting Exelixis with the Offer.

Please note that you may change your election by submitting a Change of Election prior to the expiration date, which will be 8:00 p.m., U.S. Eastern Time on August 4, 2009, unless we extend the Offer. Upon receipt of such Change of Election, any previously submitted Election Form or Change of Election will be disregarded and will be considered replaced in full by the new Change of Election. The last valid Election Form or Change of Election submitted prior to the expiration of the Offer shall control.

SUBMIT THIS ELECTION FORM NO LATER THAN 8:00 P.M., U.S. EASTERN TIME ON AUGUST 4, 2009. SUBMISSION OF YOUR ELECTION FORM OTHER THAN THROUGH THE OFFER WEBSITE, WILL NOT CONSTITUTE VALID DELIVERY

INSTRUCTIONS FORMING PART OF THE

TERMS AND CONDITIONS OF THE OFFER

Submission of Election Form. If you intend to exchange your Eligible Options pursuant to the Offer, you must access your account at the Offer website at https://www.corp-action.net/exelixis/ and properly complete and submit the Election Form. A properly completed and duly submitted Election Form must be received by Exelixis by 8:00 p.m., U.S. Eastern Time on August 4, 2009, unless the Offer is extended. We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly submitted Election Form through the Offer website from you before the expiration of the Offer, we will not accept your Eligible Options for exchange and such Eligible Options will not be exchanged pursuant to this Offer.

If you are not able to submit your election electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), please contact the BNY Mellon Shareowner Services Customer Service Center at 1-866-222-8410 from within the United States or 201-680-6579 if dialing from outside the United States. Exelixis will make computer and internet access available at office locations to those employees without internet access. Submission of the Election Form by means other than the Offer website will NOT be accepted.

Exelixis intends to confirm the receipt of your Election Form by e-mail within two U.S. business days. If you do not receive this e-mail within two business days after submitting your Election Form, please contact the BNY Mellon Shareowner Services Customer Service Center at 1-866-222-8410 from within the United States or 201-680-6579 if dialing from outside the United States or the Exelixis Option Exchange Administrator at 650-837-7311 or optionexchange@exelixis.com.

Participation in the Offer is completely voluntary and if you elect not to exchange some or all of your Eligible Options pursuant to the Offer, then you will retain the Eligible Options under their original terms.

Signatures on This Election Form. You must electronically sign the Election Form when you submit your election through the Offer website. Your acceptances and/or acknowledgments made shall be considered an electronic signature for all legal purposes and shall be enforceable pursuant to applicable law. You should print a copy of this Election Form, after you have completed and electronically signed it, and retain it for your records.

Change or Withdrawal of Election. You may change your mind after you have submitted an Election Form and submit a Change of Election at any time before the expiration date, which is expected to be 8:00 p.m., U.S. Eastern Time on August 4, 2009, unless the Offer is extended. If we extend the expiration date, you may submit a Change of Election with respect to some or all of your Eligible Options at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Change of Election we receive before 8:00 p.m., U.S. Eastern Time on August 4, 2009, unless we extend the Offer. To validly change your election, you must access the Offer website at https://www.corp-action.net/exelixis/ and submit a Change of Election prior to the expiration of the Offer. Upon receipt of such Change of Election, any previously submitted Election Form or Change of Election will be disregarded and will be considered replaced in full by the new Change of Election. You should print or make a copy of your Change of Election and confirmation statement and keep those documents with your other records for the Offer.

Requests for Assistance. For general questions concerning this Offer, please call the BNY Mellon Shareowner Services Customer Service Center at 1-866-222-8410 from within the United States or 201-680-6579 if dialing from outside the United States or the Exelixis Option Exchange Administrator at 650-837-7311 or optionexchange@exelixis.com.

Reservation of Rights. Exelixis reserves the right, at our discretion, at any time, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to make or withdraw elections with respect to Eligible Options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than the previously scheduled expiration date. We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer by giving written notice of the termination or postponement to you or by making a public announcement of the termination or amendment.

Important Tax Information. You should refer to Section 13 of the Offer to Exchange, which contains material U.S. federal income tax information concerning the Offer. We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating or not participating in the Offer.

Data Privacy. To administer the Exchange Offer, Exelixis must collect, use and transfer certain information regarding you and your eligible stock option grants, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number and details of all stock options (“Data”). Further, Exelixis may have to pass that information on to third parties who are assisting with the Exchange Offer. By submitting this Election Form and surrendering your Eligible Options for exchange, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by Exelixis and its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Exchange Offer as described above. You further understand that the Data may be transferred to third parties as may be selected by Exelixis that are assisting Exelixis with the implementation, administration and management of the Exchange Offer.

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED

AND SIGNED ELECTION FORM MUST BE RECEIVED BY EXELIXIS BY 8:00 P.M., U.S. EASTERN

TIME ON AUGUST 4, 2009, UNLESS WE EXTEND THE OFFER.

If you have questions, please contact BNY Mellon Shareowner Services Customer Service Center, available Monday through Friday between the hours of 9:00 AM to 8:00 PM U.S. Eastern Time at the numbers below:

From within the United States 1-866-222-8410

From outside the United States 201-680-6579

or Email Questions to: optionexchange@exelixis.com

AGREEMENT TO TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER

AS SET FORTH IN THE OFFER DOCUMENTS

If you would like to participate in this Offer, please indicate your election by checking the applicable boxes on the Election Form and submitting it through the Offer website in accordance with the Instructions before 8:00 p.m., U.S. Eastern Time on August 4, 2009, unless the Offer is extended.

You may change or withdraw your election by submitting a Change of Election prior to the expiration date which will be 8:00 p.m., U.S. Eastern Time on August 4, 2009, unless we extend the Offer.

By electing to exchange my Eligible Options, I understand and agree to all of the following:

1. I hereby agree to exchange my Eligible Options for replacement options as indicated on the Election Form in accordance with the terms of the Offer as set forth in the Offer to Exchange Outstanding Options to Purchase Common Stock, dated July 7, 2009, of which I hereby acknowledge receipt. Each Eligible Option indicated on the Election Form will be cancelled on August 4, 2009 or, if the Offer is extended, on the extended expiration date. A replacement option will be granted to me on August 5, 2009 in accordance with the terms of the Offer or, if the Offer is extended, on the first business day following the expiration of the Offer.

2. The Offer is currently set to expire at 8:00 p.m., U.S. Eastern Time on August 4, 2009, unless Exelixis, in its sole and absolute discretion, extends the period of time during which the Offer will remain open.

3. If I cease to be employed by Exelixis or its subsidiaries before Exelixis grants me replacement options in exchange for my Eligible Options, I will not receive any new options. Instead, I will keep my current Eligible Options and they will expire in accordance with their terms.

4. Until August 4, 2009, I will have the right to change or withdraw the elections that I have made with respect to some or all of my Eligible Options that I elected to exchange. However, after that date I will have no ability to change or withdraw my election. The last properly submitted Election Form or Change of Election, submitted through the Offer website prior to the expiration of the Offer, shall be binding.

5. The tender of some or all of my Eligible Options will constitute my acceptance of all of the terms and conditions of the Offer (and, to the extent I have not previously accepted online any Eligible Option, my acceptance of all the terms and conditions of the Eligible Option). Acceptance by Exelixis of my Eligible Options pursuant to the Offer will constitute a binding agreement between Exelixis and me upon the terms and subject to the conditions of the Offer.

6. I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on the Election Form are true and correct.

7. I am not required to tender some or all of my Eligible Options pursuant to the Offer.

8. Exelixis and/or any independent firms hired with respect to the Offer cannot give me legal, tax or investment advice with respect to the Offer and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

9. Under certain circumstances set forth in the Offer to Exchange, Exelixis may terminate or amend the Offer and postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered herewith not be accepted for exchange, such Eligible Options will continue to be governed by their original terms and conditions.

10. I understand that neither Exelixis nor the Special Option Committee of the Board of Directors of Exelixis is making any recommendation as to whether I should exchange or refrain from exchanging my Eligible Options, and that I must make my own decision whether to exchange my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the replacement options may decline in value when I decide to exercise such options. I further understand that past and current market prices of Exelixis common stock may provide little or no basis for predicting what the market price of Exelixis common stock will be when Exelixis grants me replacement options in exchange for my tendered Eligible Options or at any other time in the future.

11. I have read (1) the Offer to Exchange Outstanding Options to Purchase Common Stock, the Summary Term Sheet, the related cover letter, the Glossary and the Questions and Answers; (2) the e-mail from the Exelixis Option Exchange Administrator, dated July 7, 2009; (3) the Frequently Asked Questions; (4) the Instructions Forming Part of the Terms and Conditions of the Offer; (5) the Election Form; and (6) this Agreement to Terms of Election.

12. I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Exelixis.

EXELIXIS™

EXELIXIS STOCK OPTION EXCHANGE PROGRAM
ELECTION CONFIRMATION

Offer to Exchange | Town Hall Meeting Presentation | Frequently Asked Questions

Employee Name: FIRST LAST

Date: [DATE]
Confirmation# 11111111070109143235

Below is a list of your Eligible Options that may be surrendered for exchange. Your current election(s) is/are reflected below.

Eligible Option Grant Number	Grant Date	Shares Subject to Eligible Options		Exercise Price Per Share	Exchange Ratio	Total Number of Shares Subject to Replacement Options to be Granted		Summary of Election Made on 7/1/2009 2:32:35 PM EDT
		Vested Shares	Unvested Shares			One-Year Vesting Schedule*	Three-Year Vesting Schedule**	
999999 / A99999	1/3/2008	75	125	$8.7400	1.25 to 1	60	100	**Exchange**
999998	7/2/2007	824	826	$12.1000	4 to 1	206	207	**Exchange**
999997	11/2/2000	33,600	0	$22.0630	90 to 1	373	0	**Exchange**

* Replacement Options granted in exchange for vested shares subject to Eligible Options shall be 100% vested on the one-year anniversary following the date the Replacement Options are granted. Please see Section 9 of the Offer to Exchange Outstanding Options to Purchase Common Stock for additional information.

** Replacement Options granted in exchange for unvested shares subject to Eligible Options shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted, and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments. Please see Section 9 of the Offer to Exchange Outstanding Options to Purchase Common Stock for additional information.

If your Eligible Options are exchanged, information regarding your replacement stock option grants will be available as soon as reasonably practicable following the expiration of the Offer to Exchange.

Please be advised that you cannot update your election(s) after the Offer to Exchange expires at 8:00 PM U.S. Eastern Time on August 4, 2009, or such later date as may apply if the Offer to Exchange is extended. However, you may log on to your Offer to Exchange Account at any time prior to the expiration of the Offer to Exchange to change or withdraw your election(s). You will be bound by the last properly submitted Election Form or Change of Election we receive prior to the expiration of the Offer to Exchange.

Thank you for participating in the Exelixis Stock Option Exchange Program. Do not forget to print out a copy of your Election Confirmation.

Log Out

If you have questions, please contact BNY Mellon Shareowner Services Customer Service Center, available Monday through Friday between the hours of 9:00 AM to 8:00 PM U.S. Eastern Time at the numbers below:

From within the United States 1-866-222-8410
From outside the United States 201-680-6579
or Email Questions to: optionexchange@exelixis.com

You have logged out of the Exelixis Stock Option Exchange Program website.

Please be advised that you cannot update your election(s) after the Offer to Exchange expires at 8:00 PM U.S. Eastern Time on August 4, 2009. However, you may return to this website at any time before the expiration date/time to change or withdraw your election(s).

If you have questions, please contact BNY Mellon Shareowner Services Customer Service Center, available Monday through Friday between the hours of 9:00 AM to 8:00 PM U.S. Eastern Time at the numbers below:

From within the United States 1-866-222-8410

From outside the United States 201-680-6579

or Email Questions to: optionexchange@exelixis.com

Log Out

EXELIXIS

EXELIXIS STOCK OPTION EXCHANGE PROGRAM
ELECTION SUMMARY / CHANGE OF ELECTION

Offer to Exchange | Town Hall Meeting Presentation | Frequently Asked Questions

Employee Name: FIRST LAST **Date:** [DATE]

Welcome back, the election reflected below was submitted on [DATE/TIME]. If you would like to change your prior election, you may do so by clicking on the '*Exchange*' or '*Do not Exchange*' button for each Eligible Option you intend to update, and then clicking Submit. If you would like to keep your elections below click on the "*Log Out*" button above. Your Change of Election must be submitted before 8:00 PM U.S. Eastern Time on August 4, 2009, or such later date if the Offer is extended. Any Change of Election received after that time will not be accepted. Upon submission of a new Change of Election, any previously submitted Election Form or Change of Election will be disregarded and will be considered replaced in full by the last submitted Change of Election.

Eligible Option Grant Number	Grant Date	Shares Subject to Eligible Options		Exercise Price Per Share	Exchange Ratio	Total Number of Shares Subject to Replacement Options to be Granted		Make ONE Election for Each Eligible Option Grant	Decision Matrix
		Vested Shares	Unvested Shares			One-Year Vesting Schedule*	Three-Year Vesting Schedule**		
999999 / A99999	1/3/2008	75	125	$8.7400	1.25 to 1	60	100	(•) Exchange ( ) Do Not Exchange	Model
999998	7/2/2007	824	826	$12.1000	4 to 1	206	207	(•) Exchange ( ) Do Not Exchange	Model
999997	11/2/2000	33,600	0	$22.0630	90 to 1	373	0	(•) Exchange ( ) Do Not Exchange	Model

* Replacement Options granted in exchange for vested shares subject to Eligible Options shall be 100% vested on the one-year anniversary following the date the Replacement Options are granted. Please see Section 9 of the Offer to Exchange Outstanding Options to Purchase Common Stock for additional information.

** Replacement Options granted in exchange for unvested shares subject to Eligible Options shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted, and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments. Please see Section 9 of the Offer to Exchange Outstanding Options to Purchase Common Stock for additional information.

Submit

If you have questions, please contact BNY Mellon Shareowner Services Customer Service Center, available Monday through Friday between the hours of 9:00 AM to 8:00 PM U.S. Eastern Time at the numbers below:

From within the United States 1-866-222-8410
From outside the United States 201-680-6579
or Email Questions to: optionexchange@exelixis.com